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                                                                    EXHIBIT (B)
Chase Securities Inc.
707 Travis Street, 8-CBBN-96
Houston, Texas 77002-8096


                         Carrols Corporation
                    Senior Secured Credit Facility
                         Engagement Letter


June 1, 1998


Carrols Corporation
968 James Street
Syracuse, New York 13203
Attention: Alan Vituli

Re: Loan Agreement dated May 12, 1997 among Carrols Corporation ("Carrols") as Borrower, Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association) ("Chase"), as Agent, Heller Financial, Inc., as Documentation Agent, and First Union National Bank of North Carolina, as Co-Agent, and all the other Banks thereto as amended, modified or restated (the "Credit Agreement").

Ladies and Gentlemen:

         You have advised Chase Bank of Texas, National Association ("Chase") and Chase Securities Inc. ("CSI") that Carrols Corporation (the "Borrower" or "you"), desires to amend its Credit Agreement, which amendment shall include but not be limited to the changes to the Credit Agreement requested by the Borrower and specified on Schedule I hereto (the "Requested Changes"). In that connection, you have requested that CSI agree to structure, arrange and syndicate the amendment in an aggregate amount of up to $150,000,000 (the "Facility"), inclusive of the existing availability under the Credit Agreement, and that Chase commit to provide the entire principal amount of the Facilty and continue to serve as administrative agent for the Facility.

        CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facility.

        Futhermore, Chase is pleased to advise you of its commitment to underwrite the entire amount of the additional funds, or if necessary, the entire amount of funds for the Facility, upon the terms and subject to the conditions set forth or referred to in this engagement letter (this "Engagement Letter"). Proceeds from the Facility will be

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used to: (i) fund the entire purchase price to acquire 100% of the outstanding shares of Pollo Tropical, Inc. (including transaction costs); (ii) refinance certain existing indebtedness; and (iii) fund on-going working capital, capital expenditures and future acquisitions. The provisions of this Engagement Letter are subject to compliance with the Senior Notes Documentation.

        You agree actively to assist CSI in arrangement of the Facility. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, and (c) the hosting, with CSI, of one or more meetings of prospective Lenders.

        Chase and CSI shall be entitled, after consultation with you, to change the structure, terms or pricing, but not the aggregate amount, of the Facility after July 10, 1998 if the syndication has not been completed and if Chase and CSI determine that such changes are advisable in order to insure a successful syndication of the Facility.

        To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower, the Facility and the other transactions contemplated hereby and by Schedule 1 and the Fee Letter referred to below, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when taken as a whole and when furnished, complete and correct in all material respects and does not or will not, when taken as a whole considered with all other information given to Chase or CSI by you or your representatives and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or your representatives have been or will be prepared in good faith based upon assumptions believed reasonable when made. You understand that in arranging the Facility we may use and rely on the Information and Projections without independent verification thereof.

        You hereby acknowledge and consent that CSI may share, the Information and any other information or matters relating to the Borrower, or the transactions contemplated hereby with affiliates of CSI, including The Chase Manhattan Bank, and Chase, and that such affiliates may likewise share information relating to the Borrower or such transactions with CSI.

        As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to repay at closing to CSI and Chase on the date on which the documentation evidencing the Facility is executed by all parties

                                     -2-

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thereto (the "Closing Date") the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

        Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (c) our satisfaction that prior to and during the syndication of the Facility there shall be no competing senior secured financing, (d) the negotiation, execution and delivery on or before June 30, 1998 of definitive documentation with respect to the Facility satisfactory to Chase and its counsel (such documentation to include terms set forth in Schedule 1) Those matters that are not covered by the provisions hereof and of Schedule 1 are subject to the approval and agreement of Chase, CSI and the Borrower.

        You agree to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents
(each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Engagement Letter, the Facility, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indeminified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent they arise from the willful misconduct or gross negligence of such Indemnified Person. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNIFIED PERSON. In addition, you agree to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Engagement Letter, Schedule 1, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.

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        This Engagement Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Engagement Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Engagement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Engagement Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Engagement Letter (together with Schedule 1) and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Letter Agreement, the Fee Letter and the Term Sheet (including all exhibits and schedules hereto or thereto) shall be governed by and construed in accordance with, the laws of the State of New York.

        This Engagement Letter is delivered to you on the understanding that neither this Engagement Letter, Schedule 1 or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

        The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Engagement or Chase's commitment hereunder.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of Schedule 1 and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Houston, Texas time, on or before June 5, 1998. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

                                     -4-

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        Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                Very truly yours.

                                CHASE BANK OF TEXAS,
                                NATIONAL ASSOCIATION


                                By:  /s/ MICHAEL J. COSTELLO
                                     --------------------------
                                     Name: Michael J. Costello
                                     Title: Vice President



                                CHASE SECURITIES INC.


                                By:  /s/ TROY D. TAYLOR
                                     --------------------------
                                     Name: Troy D. Taylor
                                     Title: Vice President


Accepted and agreed to as of
the date first above written by:

CARROLS CORPORATION


By: /s/ PAUL R. FLANDERS
    --------------------------
    Name: Paul R. Flanders
    Title: Vice President-Finance